Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Charter Communications, Inc.:

We consent to the use of our report dated January 26, 2023, with respect to the consolidated financial statements of Charter Communications, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

St. Louis, Missouri
October 26, 2023

Consent of Independent Registered Public Accounting Firm

The Manager and the Member of
CCO Holdings, LLC and CCO Holdings Capital Corp.:

We consent to the use of our report dated January 26, 2023, with respect to the consolidated financial statements of CCO Holdings, LLC, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

St. Louis, Missouri
October 26, 2023